UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

PITNEY BOWES INC.
(Name of Registrant as Specified In Its Charter)

HESTIA CAPITAL PARTNERS LP HELIOS I, LP HESTIA CAPITAL PARTNERS GP, LLC HESTIA CAPITAL MANAGEMENT, LLC KURTIS J. WOLF MILENA ALBERTI-PEREZ TODD A. EVERETT KATIE A. MAY LANCE E. ROSENZWEIG
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Hestia Capital Partners, LP (“Hestia Capital”), together with the other participants named herein (collectively, “Hestia”), has filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual meeting of stockholders (the “Annual Meeting”) of Pitney Bowes Inc., a Delaware corporation (the “Company”).

Item 1: On April 6, 2023, Hestia issued the following press release and open letter to employees of the Company. The press release also included a copy of the letter in the form attached hereto as Exhibit 1, which is incorporated herein by reference.

Hestia Capital Issues Open Letter to Pitney Bowes Employees Regarding the Path to a Brighter Future

Believes New Leadership with Turnaround Experience Can Improve Profitability Across SendTech, Presort and Global Ecommerce to Unlock Significant Value

Expresses Enthusiasm for Restoring Pitney Bowes to Its Rightful Place as the Dominant Player in Postage and Parcel Related Services, Which Will Provide Stability and Pride for All Employees

View New Videos from Hestia’s Nominees at www.TransformPitneyBowes.com/Our-Nominees

PITTSBURGH--(BUSINESS WIRE)--Hestia Capital Management, LLC (collectively with its affiliates, “Hestia” or “we”), which is the third largest stockholder of Pitney Bowes, Inc. (NYSE: PBI) (“Pitney Bowes” or the “Company”) and has a beneficial ownership position of 8.5% of the Company’s outstanding common stock, today issued a letter to Pitney Bowes employees expressing its enthusiasm for bringing stability to the Company and all its stakeholders.

Hestia is seeking to elect five highly qualified and independent candidates to Pitney Bowes’ nine-member Board of Directors (the “Board”) at the 2023 Annual Meeting of Stockholders (the “Annual Meeting”). To maximize the likelihood of a turnaround at Pitney Bowes, we urge you to vote for Hestia’s full slate on the WHITE proxy card or WHITE voting instruction form. Visit www.TransformPBI.com to download a copy of today’s letter, view videos from our nominees and sign up for future updates.

***

Dear Pitney Bowes Employees,

I would like to start by thanking each and every one of you for your service at Pitney Bowes. During my involvement with the Company over the past few years, I have been incredibly impressed by the commitment to Pitney Bowes shared by the current and past employees with whom I have spoken. You have been a part of something special, and I am dedicated to ensuring the Company continues to be special for many decades to come. Previously, I pursued similar changes at GameStop, where I joined the Board of Directors and played a pivotal role in raising capital which allowed the Company to pay off debt and invest in future growth. I hope to bring similar stability to Pitney Bowes and all of you. This brings me to the reason for my letter.

Hestia is a top stockholder of Pitney Bowes, witINh ownership of 8.5% of the Company’s shares. We intend to be a stockholder of the Company for as long as it takes to help transform the Company. We believe Pitney Bowes is an incredibly valuable business that has suffered for almost a decade for one primary reason: the Company’s Board of Directors and Chief Executive Officer are committed to a failed strategy that is neither strategically sound nor economically sustainable. This strategy has caused Pitney Bowes’ share price to decline approximately 50% over the past decade, while free cash flow has dropped 90% and the Company has suffered six credit downgrades.

In order to return Pitney Bowes to the status it once held – benefiting all stakeholders, including yourselves – we are attempting to force the Board to change course. We have nominated five highly qualified, independent director candidates for election to the Company’s nine-member Board at this year’s critically important Annual Meeting of Stockholders so that we may effect this change. Please visit www.TransformPitneyBowes.com/Our-Nominees to meet and hear directly from each of our nominees.

Our nominees intend to replace Chief Executive Officer Marc Lautenbach with a proven interim Chief Executive Officer – Lance Rosenzweig – who has created significant value when leading other turnarounds. Our nominees are also committed to: Increasing investment in, and improving profitability at, SendTech and Presort; cutting excessive corporate costs; improving profitability of, and reviewing strategic alternatives for, Global Ecommerce; and establishing a capital allocation policy that reduces debt and retains the dividend.

Do not be misled by any claims that our nominees are hinging our plan on layoffs, salary reductions or benefits cuts. Our issues are with leadership, not with you. Also, please know that your vote is completely confidential, so we hope you feel confident voting for who you believe is best suited to lead our Company, without fear of reprisal from current leadership.

We intend to honor your service to Pitney Bowes by restoring the Company to its rightful place as the dominant name in postage and parcel related services, providing stability and pride for all employees and improving the quality of your compensation and retirement by increasing the Company’s share price.

We value your commitment to our Company and look forward to working with you to revive and transform Pitney Bowes. We are advocating for your interests and will continue to keep you apprised of our efforts.

You can visit www.TransformPitneyBowes.com to learn how to vote for our full slate on the WHITE proxy card or WHITE voting instruction form. You can also contact our proxy solicitor by calling 212-257-1311 or emailing info@saratogaproxy.com.

PLEASE KNOW THAT YOUR INTERACTION WITH OUR PROXY SOLICITOR AND YOUR VOTING DECISION ARE COMPLETELY CONFIDENTIAL.

Sincerely,

Kurt Wolf

Hestia Capital Management LLC

***

About Hestia Capital

Hestia Capital is a long-term focused, deep value investment firm that typically makes investments in a narrow selection of companies facing company-specific, and/or industry, disruptions. Hestia seeks to leverage its General Partner's expertise in competitive strategy, operations and capital markets to identify attractive situations within this universe of disrupted companies. These companies are often misunderstood by the general investing community or suffer from mismanagement, which we reasonably expect to be corrected, and provide the 'price dislocations' which allows Hestia to identify, and invest in, highly attractive risk/reward investment opportunities.

Contacts

Saratoga Proxy Consulting LLC

John Ferguson / Joe Mills, 212-257-1311

info@saratogaproxy.com

###

Item 2: On April 6, 2023, Hestia sent the following email to subscribers of www.TransformPitneyBowes.com:

Item 3: On April 6, 2023, Hestia posted the following material to LinkedIn:

Item 4: On April 6, 2023, Hestia posted the following material to www.TransformPitneyBowes.com: